UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 19, 2017

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AURUM, INC.
(Exact name of registrant as specified in its charter)
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Delaware	333-156056	26-3439890
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

42 Moray Street - Level 1A, Southbank, Victoria, Australia 3006
(Address of principal executive offices) (Zip Code)
61-3-8532-2878
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)
580 St. Kilda Road - Level 8, Melbourne, Victoria, Australia 3004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 19, 2017, the Company entered into a Term Sheet with Lior Wayn, Erez Glazer and Dr Guy Shalom, (collectively, the ‘’Sellers”)  for the acquisition of all of the issued shares of a medical technology business. The Company has a 120 day period to conduct due diligence and negotiate a formal share sale agreement.

The purchase price is up to USD$7,500,000 which is to be satisfied as follows:

a)	The sum of USD$100,000 payable to the Sellers for due diligence expenses, 30 business days from the execution of the Term Sheet;

b)	A further USD$100,000 each month after the date in a) above for due diligence expenses, for 3 months, payable to the Sellers for working capital purposes;

c)
An issue of fully paid ordinary shares of common stock of the Company to the value of USD$2,500,000 (less any payments made to The Sellers under (a) and (b) above) to the Sellers at an issue price of USD$0.22 per share of common stock (Consideration Shares);

d)
The issue to the Sellers of shares of common stock to the equivalent to USD$2,500,000 at the issue price of USD$0.22, subject to the Sellers achieving sales revenue of USD$100,000 within twelve months after the first anniversary of Completion; and

e)
The issue to the Sellers of shares of common stock to the equivalent to USD$2,500,000 at the issue price of USD$0.22, subject to the Sellers achieving sales revenue of USD$1,000,000 within twelve months after the first anniversary of Completion.

If the Transaction is terminated or is in the reasonable opinion of the Company unable to proceed at any point, the Vendors and the Sellers have agreed to convert any monies paid to the Sellers under (a) and (b) above into convertible securities in the Sellers.

As part of the agreement and as a condition to completion, the Company will raise USD$2,500,000.

Pending completion, The Sellers are required to carry on business in the ordinary course.

Item 9.01	Financial Statement and Exhibits

99.1:	Term Sheet dated July 19, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AURUM, INC.

By:	/s/ Peter Lee
Name:	Peter Lee
Title:	Secretary

Date:  July 25, 2017

INDEX TO EXHIBITS

99.1:            Term Sheet dated July 19, 2017